EXHIBIT 99



                         FOR IMMEDIATE RELEASE



          NIKE REPORTS FIRST QUARTER EARNINGS PER SHARE OF $1.12

      Revenue up 11 percent; worldwide futures orders up 11.5 percent

       One-time tax benefit contributes $0.20 to earnings per share


BEAVERTON, Ore. (September 20, 2007) - NIKE, Inc. (NYSE:NKE) today reported financial results for the first quarter, ended August 31, 2007. Revenue grew
11 percent to $4.7 billion, compared to $4.2 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 3 percentage points for the quarter. First quarter net income increased 51 percent to $569.7 million, compared to $377.2 million in the prior year and diluted earnings per share increased 51 percent to $1.12, versus $0.74 last year.

The first quarter effective tax rate reflects a one-time benefit related to utilization of past foreign losses, contributing $0.20 per diluted share.
The Company has now taken the steps necessary to realize this tax benefit, reducing the effective tax rate for the quarter by approximately 15.6 points.

Mark Parker, President and CEO of Nike, Inc. said, "We're off to a strong start as our first quarter results reflect the power of our brands as well as the strength and diversification of the Nike, Inc. portfolio. We have an aggressive growth plan to achieve $23 billion in revenue by fiscal year 2011, and we're well on our way."*

Parker continued, "As we execute against our long-term growth priorities, we will continue to distinguish ourselves as the industry leader with our relentless focus on creating innovative product, and on bringing a new level of excitement and energy to retail."*


Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from September 2007 through January 2008, totaling $5.9 billion, 11.5 percent higher than such orders reported for the same period last year. Changes in currency exchange rates increased reported orders growth by 1 percentage point.*

By region, futures orders for the U.S. increased 3 percent; Europe (which includes the Middle East and Africa) and Asia Pacific both increased 17 percent; and the Americas grew 20 percent. Changes in currency exchange rates increased the reported futures orders growth in Europe by 3 percentage points. Changes in currency exchange rates increased reported futures orders growth in Asia Pacific by 1 percentage point. In the Americas region changes in currency exchange rates did not have a significant impact on futures growth.


Regional Highlights

U.S.
____
During the first quarter, U.S. revenues increased 2 percent to $1,638.4 million versus $1,601.9 million for the first quarter of fiscal 2007. U.S.
athletic footwear revenues increased 4 percent to $1,119.9 million. Apparel revenues decreased 1 percent to $428.0 million. Equipment revenues declined 1 percent to $90.5 million. U.S. pre-tax income declined 2 percent to $347.3 million.

Europe
______
First quarter revenues for the European region grew 16 percent to $1,477.7 million from $1,270.9 million for the same period last year.  Changes in currency exchange rates increased revenue growth by 7 percentage points.
Footwear revenues increased 17 percent to $791.9 million. Apparel revenues grew by 16 percent to $567.0 million and equipment revenues increased 14 percent to $118.8 million. Pre-tax income increased 21 percent to $375.5 million.

Asia Pacific
____________
In the first quarter, revenues in the Asia Pacific region grew 22 percent to
$630.8 million compared to $518.4 million a year ago. Changes in currency exchange rates increased revenue growth by 2 percentage points. Footwear revenues were up 25 percent to $332.1 million, apparel revenues increased 20 percent to $240.5 million and equipment revenues grew 13 percent to $58.2 million. Pre-tax income increased 52 percent to $159.5 million.

Americas
________
Revenues in the Americas region increased 15 percent to $279.5 million, an improvement from $242.5 million in the first quarter of fiscal 2007. Currency exchange rates contributed 4 percentage points to this growth rate. Footwear revenues were up 15 percent to $198.4 million, apparel revenues increased 14 percent to $58.3 million and equipment revenues grew 20 percent to $22.8 million. Pre-tax income was up 16 percent to $57.9 million.

Other Businesses
________________
For the first quarter, Other business revenues, which include Converse Inc.,
NIKE Golf, Cole Haan Holdings Incorporated, NIKE Bauer Hockey Corp., Hurley
International LLC and Exeter Brands Group LLC, grew 12 percent to $628.7 million from $560.4 million last year. Pre-tax income increased 9 percent to
$95.2 million for the quarter. The prior year first quarter results included a $14.2 million benefit resulting from the favorable settlement of arbitration proceedings against Converse; excluding this benefit, pre-tax income for the Other businesses grew 30 percent.

The Company also announced today its intent to explore the sale of Nike Bauer
Hockey. Following a strategic review of the company's affiliate brands portfolio, Nike determined that despite the strength of the business, Nike
Bauer Hockey does not align with the Company's long-term growth priorities and exploring a sale is the best strategic alternative. The Company expects the exploration process and any potential sale that maximizes Nike Bauer
Hockey's value to Nike will be completed within the current fiscal year.

Commenting on the anticipated sale, Parker said: "We are focused on investing our resources where we will achieve the greatest returns, both within the Nike brand and within a strong portfolio of complementary affiliate brands.
We're confident it's the right choice for our Company as we maximize our opportunities and drive toward our long-term growth targets. Given Nike
Bauers market leading position, we believe we will be able to effectively execute this transaction."



Income Statement Review

Gross margins were 44.8 percent compared to 44.1 percent for the same period last year.

Selling and administrative expenses were 30.8 percent of first quarter revenues, which is comparable to the same period last year.

The effective tax rate for the first quarter declined significantly to 15.0 percent primarily due to the one-time tax benefit described above.


Balance Sheet Review

At quarter end, global inventories stood at $2.2 billion, an increase of less than 1 percent from August 31, 2006. Cash and short-term investments were $2.8 billion at the end of the quarter, compared to $1.7 billion at the end of the first quarter last year.


Share Repurchase

During the first quarter, the Company repurchased a total of 5,757,101 shares for approximately $321.5 million in conjunction with the Company's four-year, $3 billion share repurchase program approved by the Board of Directors in June 2006. As of the end of the first quarter the Company has repurchased a total of 23.8 million shares for approximately $1.1 billion under this program.


               MEDIA CONTACT:                  INVESTOR CONTACT:
               Alan Marks                      Pamela Catlett
               503.671.4235                    503.671.4589


NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Cole Haan Holdings
Incorporated, which designs, markets and distributes luxury shoes, handbags, accessories and coats; NIKE Bauer Hockey Corp., a leading designer and distributor of hockey equipment; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

NIKE's earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially.
These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

                              (Tables Follow)


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

                                     NIKE, INC.
                          CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE PERIOD ENDED AUGUST 31, 2007
                        (In millions, except per share data)
INCOME                                                       QUARTER ENDED
STATEMENT                                               08/31/2007  08/31/2006   %Chg
====================================================================================
Revenues                                                  $4,655.1    $4,194.1    11%
Cost of Sales                                              2,568.1     2,344.9    10%
                                                        ----------------------
Gross margin                                               2,087.0     1,849.2    13%
                                                            44.8 %      44.1 %

Selling and administrative expense                         1,434.7     1,289.7    11%
                                                            30.8 %      30.8 %

Interest income, net                                         (24.6)      (13.1)   88%
Other expense (income), net                                    6.6        (3.2) -306%
                                                        ----------------------

Income before income taxes                                   670.3       575.8    16%
Income taxes                                                 100.6       198.6   -49%
                                                        ----------------------
                                                            15.0 %      34.5 %

                                                        ----------------------
Net income                                                  $569.7      $377.2    51%
                                                        ======================

Diluted EPS                                                  $1.12       $0.74    51%
                                                        ======================

Basic EPS                                                    $1.14       $0.75    52%
                                                        ======================


Weighted Average Common Shares Outstanding:

Diluted                                                      507.3       512.0
Basic                                                        499.4       505.4
                                                        =======================
Dividends declared                                          $0.185      $0.155
                                                        =======================



NIKE, Inc.
BALANCE SHEET*                                08/31/2007   08/31/2006
=====================================================================
                                                    (In millions)
   ASSETS
Current assets:
  Cash and equivalents                         $1,973.9     $1,030.7
  Short-term investments                          817.4        693.9
  Accounts receivable, net                      2,774.1      2,557.3
  Inventories                                   2,154.9      2,134.3
  Deferred income taxes                           220.3        188.8
  Prepaid expenses and other current assets       400.9        382.3
                                               ______________________
  Total current assets                          8,341.5      6,987.3

Property, plant and equipment                   3,732.5      3,451.1
  Less accumulated depreciation                 2,014.9      1,802.4
                                               ______________________
  Property, plant and equipment, net            1,717.6      1,648.7

Identifiable intangible assets, net               409.5        407.5
Goodwill                                          130.8        130.8
Deferred income taxes and other assets            414.1        396.2

                                             ------------------------
Total Assets                                  $11,013.5     $9,570.5
                                             ========================

  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt             $   5.8      $  30.5
  Notes payable                                   140.2         61.3
  Accounts payable                                971.5        867.7
  Accrued liabilities                           1,313.9      1,292.8
  Income taxes payable                            184.0        152.5
                                             ________________________
  Total current liabilities                     2,615.4      2,404.8

Long-term debt                                    420.9        380.4
Def Inc Taxes & Oth Liab                          622.3        564.1
Redeemable preferred stock                          0.3          0.3
Shareholders' equity                            7,354.6      6,220.9

                                             ------------------------
Total liabilities & shareholders' equity      $11,013.5     $9,570.5
                                             ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2008 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.



NIKE, INC                                                     QUARTER ENDED
Divisional Revenues                                    08/31/2007  08/31/2006  %Chg
===================================================================================
                                                              (In millions)
U.S. Region
     Footwear                                             $1,119.9   $1,079.1    4%
     Apparel                                                 428.0      431.5   -1%
     Equipment                                                90.5       91.3   -1%
                                                       ----------------------
          Total                                            1,638.4    1,601.9    2%

EMEA Region
     Footwear                                                791.9      679.5   17%
     Apparel                                                 567.0      487.0   16%
     Equipment                                               118.8      104.4   14%
                                                       ----------------------
          Total                                            1,477.7    1,270.9   16%

Asia Pacific Region
     Footwear                                                332.1      266.0   25%
     Apparel                                                 240.5      200.9   20%
     Equipment                                                58.2       51.5   13%
                                                       ----------------------
          Total                                              630.8      518.4   22%

Americas Region
     Footwear                                                198.4      172.3   15%
     Apparel                                                  58.3       51.2   14%
     Equipment                                                22.8       19.0   20%
                                                       ----------------------
          Total                                              279.5      242.5   15%

                                                           4,026.4    3,633.7   11%

Other businesses                                             628.7      560.4   12%

Total NIKE, Inc. Revenues                                 $4,655.1   $4,194.1   11%




NIKE, INC                                                     QUARTER ENDED
Pre-tax Income1,2                                        08/31/2007 08/31/2006  %Chg
===================================================================================
                                                               (In million)

U.S. Region                                               $  347.3   $  355.7   -2%
EMEA Region                                                  375.5      310.6   21%
Asia Pacific Region                                          159.5      104.9   52%
Americas Region                                               57.9       49.7   16%
Other businesses                                              95.2       87.4    9%
Corporate3                                                  (365.1)    (332.5) -10%
                                                       ----------------------
Total Pre-tax Income1                                     $  670.3   $  575.8   16%



_____________________

1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals income before income taxes as shown on the Consolidated Income Statement.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2008 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.

